                                                                      EXHIBIT 6B

                  NON-DISCLOSURE AND NON-COMPETITION AGREEMENT


         THIS AGREEMENT, is made and entered into between HotYellow98.com, Inc., a Nevada corporation ("Corporation"), and the individual identified on the signature page hereof, being one of the owners of certain technology and related business operations and know-how ("Property") which is it desirous of selling to Corporation ("Signatory").

                                   WITNESSETH:

         WHEREAS, Corporation has agreed to purchase the Property but only upon the precondition that this Agreement be first executed by the Signatory and other persons similarly situated;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.  NON-COMPETITION.

         A. Signatory agrees that so long as he is either an employee, officer, director, shareholder or consultant to the Corporation (whether directly or indirectly through the ownership of any corporation, partnership or other entity) and for a period of three (3) years thereafter, he shall not, directly or indirectly, through any corporation, partnership, company or any other person or entity:

         (i) compete directly or indirectly in any manner whatsoever with the business or operations of the Corporation;

         (ii) solicit, entice, persuade or induce any individual how is then or has been within the preceding twelve-month period an employee, officer, director, shareholder or consultant to the Corporation to terminate his or her employment with the Corporation or to become employed by or enter into contractual relations with any other individual or entity, and Signatory shall not approach any such person for any purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity;

         (iii) solicit, entice, persuade or induce any individual or entity which is then or has within the preceding twelve-month period been a client, customer or supplier of the Corporation to terminate its contractual or other relationship with the Corporation, and Signatory shall not approach any such client, customer or supplier for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity;

         (iv) offer, directly or indirectly, to any party which has been a customer of the Corporation, which has been solicited as a customer of the Corporation in the preceding twelve-month period, or which is a potential customer of the Corporation and is known or reasonably known to the Signatory to be a potential customer of the Corporation because of the business and affairs it then conducts, any product or service which competes with, or materially replicates, any product or service (or is a reasonable extension of any such product or service) offered by the Corporation, or perform services for, or accept employment with or act as agent, consultant, adviser, officer or partner for, or acquire any interest in (or negotiate with respect to the acquisition of) any entity, product or service which competes with, or materially replicates any product or service (or is a reasonable extension of such product or service) offered by the Corporation , except that nothing contained herein shall prevent or restrict Signatory from owing or acquiring, directly or indirectly, not more than 1% of the securities of any publicly-held and traded corporation for the purpose of passive investment; or

         (v) solicit, entice persuade or induce any employee, officer, director, shareholder or consultant to the Corporation to engage in any activity which, were it done by Signatory, would violate any provision of this Agreement.

         B. Signatory acknowledges that because of the nature of the Corporation's business and operations there is no geographical restriction contained in this Agreement and no restriction as to specific clients or customers or prospective clients or customers.

         C. Signatory agrees that prior to the commencement of any employment or business relationship with a new employer or associate in a business similar to that of the Corporation, he will furnish the new employer or associate, as the case may be, with a copy of this Agreement. Signatory also agrees that the Corporation may advise any new or prospective employer or associate of the Signatory of the existence and the terms of this Agreement and furnish a copy hereof to said employer or associate.

2.  TRADE SECRET PROTECTION.

         (i) In the course of his relationship with the Corporation, Signatory understands and acknowledges that he will have access to confidential information, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers or supplies, records, specifications, and other knowledge owned by the Corporation, including those referred to in P. 3 of this Agreement, business methods, plans, policies and/or personnel of the Corporation, all of which constitutes the trade secrets and proprietary information of the Corporation (hereinafter, "trade secrets"). Signatory agrees that at no time during or after his relationship with the Corporation shall the Signatory remove or caused to be removed from the premises of the Corporation any record, file, memorandum, document, equipment or like item relating to the business of the Corporation or its trade secrets except in furtherance of his duties to the Corporation, and, immediately following the termination of Signatory's relationship with the Corporation or at any other time at the request of the Corporation or any person authorized thereby, all such records, files, memoranda, documents, equipment or trade secrets then in Signatory's possession shall promptly be returned to the Corporation.

         (ii) Signatory further agrees that, during and after his relationship with the Corporation, he shall not without the prior written approval of the Corporation or any person authorized thereby, disclose to any person, other than those specifically authorized by the Corporation or any person authorized thereby and to whom such disclosure is reasonably necessary or appropriate in connection with the performance by him of his duties to the Corporation, any trade secrets obtained by him during or in furtherance of his relationship with the Corporation, whether or not he knows or has reason to believe will be damaging to the Corporation; provided, however, that the above shall not preclude disclosure of any information which is generally known to the public (other than as a direct or indirect result of unauthorized disclosure by the Signatory or others similarly situated).

3. INTELLECTUAL PROPERTY.

         (i) This P. 3 covers all inventions, developments, and improvements ("Inventions") conceived, invented or suggested during the period of Signatory's relationship with the Corporation, whether conceived, invented or suggested during normal business operations or during his own personal time, including Inventions conceived, invented or suggested prior to the execution of this Agreement and regardless of whether or not a patent is applied for or obtained during the period of said relationship for any such Invention.

         (ii) All Inventions conceived, invented or suggested by Signatory relating to any matter or thing, including processes and methods of production, connected in any way with any business or activity of the Corporation, shall immediately be brought to the attention of the Corporation in writing.

         (iii) If an Invention is related, directly or indirectly, in any way with work performed for the Corporation, Signatory shall, at the sole option of Corporation, either promptly apply for and seek to obtain a patent on such Invention, or, if requested by the Corporation, cooperate fully with the Corporation in Corporation's obtaining a patent on such Invention. Signatory agrees that he shall unconditionally assign to the Corporation all of his rights, title and interest to any such patent on any such Invention immediately upon obtaining the same or, if requested by the Corporation, assign to the Corporation all of his rights, title and interest to such Invention prior to applying for such patent.

         (iv) Signatory understands and acknowledges that the Corporation is retained from time to time by others to perform services that may similarly result in the conceiving of Inventions. Signatory agrees that all such Inventions will be deemed covered by the provisions of this P. 3.

         (v) In connection with the foregoing provisions of this P. 3, the Signatory agrees to execute any and all instruments, documents or papers which Corporation shall deem necessary or advisable in furthering the intent of this
P. 3.

         (vi) Without limiting the foregoing, Signatory agrees that this P. 3 shall be deemed to relate to and cover any and all computer programs or systems, whether or not patentable, developed or worked on by Signatory, which shall be deemed to remain the sole and exclusive property of Corporation. Signatory further agrees that, whether or not said programs or systems shall be patentable, he shall have no right or claim any interest to said programs or systems. Corporation shall be deemed the owner of said programs or systems and shall be deemed the exclusive owner of any copyrights therein.

4. INDEMNIFICATION.

         The Signatory hereby agrees to indemnify and hold harmless, the Corporation, its officers, directors, employees, agents, consultants and attorneys (herein, the "Indemnified Parties") from and against any loss, expense, damage or injury suffered or sustained by any of the Indemnified parties by reason of any breach or alleged breach of the terms of this Agreement or by reason of any breach or alleged breach of the terms of any other agreement between the Signatory and the Corporation entered into in furtherance of this Agreement, including, but not limited to any judgment, award, settlement, attorneys' fees and other costs or expenses incurred in connection with the Corporation's bringing of any lawsuit against the Signatory for any breach or alleged breach of this Agreement or incurred in connection with the defense of any actual or threatened action, proceeding or claim arising, directly or indirectly, as a result of the breach of this Agreement by the Signatory.

5. ASSIGNMENT.

         This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including without limitation, any person, partnership or other entity which may acquire all or substantially all of the Corporation's assets or business, or with or into which the Corporation may be consolidated or merged, and shall be binding upon the Signatory, his successors, assigns, executors and personal representatives, except that this Agreement may not be assigned by the Signatory without the prior written consent of the Corporation.

6. APPLICABLE LAW.

         This Agreement shall be construed according to the laws of the State of Nevada. In furtherance thereof, the Corporation shall have all legal and equitable remedies provided by any Nevada statute dealing with Trade Secrets and the common law. It is expressly agreed that, notwithstanding such applicable law, the United States Copyright Act shall be deemed equally applicable to any breach of the terms of this Agreement by the Signatory, the Signatory thereby waiving any claim of preemption of state law by said Act.

7. ENFORCEABILITY.

         The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not affect or impair the other provisions herein and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

8. INJUNCTIVE RELIEF.

         Signatory acknowledges that any breach by it of this Agreement cannot reasonably or adequately be compensated in damages in an action at all and that breach of this Agreement would result in irreparable and continuing harm to the Corporation. Signatory therefore agrees that in addition to any other remedy which the Corporation may have at law or equity for any breach of this Agreement, the Corporation shall be entitled to injunctive relief for a breach of this Agreement by Signatory. Signatory agrees as aforesaid to pay any costs and expenses including attorneys' fees incurred by the Corporation in connection with the obtaining of any such injunctive relief.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of June, 1999.


                              HotYellow98.com, Inc.

                                                 By:
                                                    -----------------------


               --------------------------
                     ("Signatory")